Exhibit 99.5

Contact Information:
Jeffrey M. Watson	Dean Fletcher
President/Chief Executive Officer	Executive Vice President/Chief Financial Officer
Phone: (310) 606-8000	Phone: (310) 606-8000
Fax: (310) 606-8090	Fax: (310) 606-8090

MANHATTAN BANCORP ANNOUNCES INVESTMENT IN NEW CAPITAL MARKETS BUSINESS

LOS ANGELES, CA — October 7, 2009 — Manhattan Bancorp (“Company”) (OTCBB: MNHN), the holding company of Bank of Manhattan, N. A. (“Bank”), announced today that it has completed its investment in BOM Capital, LLC (“BOM”) through its wholly-owned subsidiary, MBFS Holdings, Inc. (“MBFS”). BOM will operate its business under the name Banc of Manhattan Capital (“BMC”).  BMC is a full service mortgage- centric broker/dealer.  The firm is focused on institutional fixed income trading.  BMC will (subject to regulatory approvals) also be searching for an entry point into the origination of residential mortgage loans.

“We are thrilled to close this transaction and be working with the BOM Capital team,” said Kyle Ransford. Manhattan Bancorp’s Chairman.  “Manhattan is looking forward to growing the capital markets sector of our business, and we see the BOM Capital team as an integral part of our success.”

“When it comes to mortgages and other fixed income securities, we have the right resources, talent and focus to benefit our clients. This platform will provide us with the foundation for a successful business,” said Greg Jacobson, a Senior Managing Director at BMC.  Tad Dahlke, a Senior Director at BMC added, “BOM Capital has all the ingredients to be successful: a strong partner in Manhattan Bancorp and an outstanding and experienced management team.”

The Company, through its wholly-owned subsidiary MBFS, owns 70% of Banc of Manhattan Capital, and Bodi Advisors Inc. will retain a 30% interest.

Additional information is available at www.BankManhattan.com.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward looking statements relate to the Company’s current expectations regarding deposit and loan growth, operating results and the strength of the local economy.  These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers on the Company’s operating results, ability to attract deposit and loan customers and the quality of the Company’s earning assets; (2) government regulation; and (3) the other risks set forth in the Company’s December 31, 2007 10-K/A, ITEM 1A. Risk Factors filed with the Securities and Exchange Commission.  The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.